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                                                        SEC FILE NUMBER
                                                            000-52158
                                                   -----------------------------

                                                   -----------------------------
                                                          CUSIP NUMBER
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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(CHECK ONE): [_] Form 10-K  [_] Form 20-F  [_] Form 11-K  [X] Form 10-Q
             [_] Form 10-D  [_] Form N-SAR [_] Form N-CSR

                   For Period Ended:  JUNE 30, 2009

                   [  ] Transition Report on Form 10-K
                   [  ] Transition Report on Form 20-F
                   [  ] Transition Report on Form 11-K
                   [  ] Transition Report on Form 10-Q
                   [  ] Transition Report on Form N-SAR

                   For the Transition Period Ended:
                                                     -------------------------

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION


SMOKY MARKET FOODS, INC.
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Full Name of Registrant

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Former Name if Applicable

1511 E 2ND ST.
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Address of Principal Executive Office (STREET AND NUMBER)

WEBSTER CITY, IA 50595
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City, State and Zip Code

                                     PART II
                             RULES 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

           | (a)    The reasons described in reasonable detail in Part III of
           |        this form could not be eliminated without unreasonable
           |        effort or expense;
           |
           | (b)    The subject annual report, semi-annual report, transition
 [X]       |        report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or
           |        Form N-CSR, or portion thereof, will be filed on or before
           |        the fifteenth calendar day following the prescribed due
           |        date; or the subject quarterly report or transition report
           |        on Form 10-Q or subject distribution report on Form 10-D,
           |        will be filed on or before the fifth calendar day following
           |        the prescribed due date; and
           |
           | (c)    The accountant's statement or other exhibit required by Rule
           |        12b-25(c) has been attached if applicable.


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                                    PART III
                                    NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The filing deadline for the Quarterly Report on Form 10-Q for the period ended June 30, 2009 (the "Form 10-Q") for Smoky Market Foods, Inc. (the "Company") was August 14, 2009. Due to the decision of the Company's prior independent public accounting firm, Moore & Associates Chartered, to cease auditing reporting companies, the Company engaged a new independent public accounting firm, Seale and Beers, CPAs, as described the Company in its Current Report on Form 8-K filed with the Commission on August 5, 2009. Due to the change in relationship and related business changes, the Company was delayed in the preparation and delivery of financial statements in sufficiently final form to facilitate meaningful review by its service providers. The Company has made efforts to accelerate its processes in order to permit timely filing of the Form 10-Q but could not complete and file its Form 10-Q for the quarterly period ended June 30, 2009 on or before the August 14, 2009 deadline without unreasonable effort and expense.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           BRYAN T. ALLEN, ESQ.            801              532-7840
     -------------------------------  -------------  -------------------------
                  (Name)                (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                [X] Yes   [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                           [_] Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            SMOKY MARKET FOODS, INC.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      August 17, 2009        By    /s/ Eddie Feintech
     -------------------------         -------------------------
                                       Chief Executive Officer